FS Investment Corporation IV 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC IV Reports Second Quarter 2016 Financial Results

PHILADELPHIA, PA, August 11, 2016 – FS Investment Corporation IV (FSIC IV), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended June 30, 2016. FSIC IV will hold a conference call to discuss these results at 10:00 a.m. Eastern Time on Monday, August 15, 2016. Information for those interested in participating on the call can be found below.

“We are pleased with our second quarter performance and our ability to invest during periods of market volatility” commented Michael C. Forman, Chairman & CEO of FSIC IV. “We remained focused on investing in the senior secured, floating rate debt of U.S. middle market companies, which we expect will help drive long-term performance and preserve capital.”

Financial Highlights for the Quarter Ended June 30, 20161

•	Net increase in net assets resulting from operations of $0.08 per share
•	Net realized gain of $0.17 per share
•	Net change in unrealized appreciation (depreciation) of $0.02 per share
•	Paid regular cash distributions to stockholders totaling approximately $0.16 per share

Portfolio Highlights as of June 30, 2016

•	The fair value of FSIC IV’s investments was approximately $27.4 million
•	FSIC IV’s portfolio consisted of investments in 9 portfolio companies
•	Committed approximately $1.5 million to direct originations
•	Core investment strategies represented 58% of the portfolio by fair value, including 4% in direct originations and 54% in opportunistic investments. Broadly syndicated/other investments represented 42% of the portfolio by fair value[2]
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 10.1%[3]
•	No investments were on non-accrual[4]

Quarterly Stockholder Conference Call

FSIC IV will host a conference call at 10:00 a.m. (Eastern Time) on Monday, August 15, 2016, to discuss its second quarter 2016 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 52261738 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSIC IV’s “Literature” page at www.franklinsquare.com.

About FSIC IV

FSIC IV is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSIC IV focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC IV is advised by FSIC IV Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $84.7 billion in assets under management as of June 30, 2016, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $18.2 billion in assets as of June 30, 2016, and is the largest manager of BDC assets with $16.5 billion in BDC assets under management as of June 30, 2016. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC IV’s quarterly report on Form 10-Q for the quarter ended June 30, 2016, which FSIC IV filed with the Securities and Exchange Commission (SEC) on August 11, 2016 as well as FSIC IV’s other reports filed with the SEC. A copy of FSIC IV’s quarterly report on Form 10-Q for the quarter ended June 30, 2016 and FSIC IV’s other reports filed with the SEC can be found under FSIC IV’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC IV’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC IV’s distributions for a full year. FSIC IV intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC IV’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC IV may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square Holdings, L.P., as well as proceeds from the sale of shares of common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC IV has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC IV will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements and Important Disclosure Notices

This announcement may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC IV. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC IV makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC IV. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC IV’s SEC filings and other public announcements that FSIC IV may make, by press release or otherwise, from time to time. FSIC IV undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC IV, or information about the market, as indicative of FSIC IV’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

1 The per share data was derived by using the weighted average shares of FSIC IV’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 See FSIC IV’s quarterly report on Form 10-Q for the quarter ended June 30, 2016 for a description of FSIC IV’s investment strategies.

3 Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on FSIC IV’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to stockholders.

4 Interest income is recorded on an accrual basis. See FSIC IV’s quarterly report on Form 10-Q for the quarter ended June 30, 2016 for a description of FSIC IV’s revenue recognition policy.